Exhibit 99

Tactile Medical Announces Appointment of Raymond Huggenberger to Board of Directors

MINNEAPOLIS—September 20, 2017 (GLOBE NEWSWIRE) —Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today announced the appointment of Raymond O. “Ray” Huggenberger to the Company’s Board of Directors, effective September 20, 2017.

“We are very pleased to have attracted a leading executive from the medical device industry and recently retired CEO of a company with a highly relevant business model to our Board.  Ray brings significant experience in marketing, operations and executive management earned across various roles within global healthcare companies over a career of nearly thirty years — most recently as the Chief Executive Officer of Inogen,” said Peter H. Soderberg, Chairman of the Board of Tactile Medical.  “Ray is the second director we have added since Tactile Medical went public just over a year ago, and his addition represents important progress in strengthening our Board to further support Tactile Medical’s growth opportunities.”

Raymond Huggenberger has served as a member of the Board of Directors of Inogen since 2008.  Mr. Huggenberger served as Inogen’s Chief Executive Officer from 2008 to February 2017 and also served as Inogen’s President from 2008 until January 2016.  Prior to joining Inogen, Mr. Huggenberger held various management positions with Sunrise Medical Inc., a global manufacturer and distributor of durable medical equipment, culminating as its President and Chief Operating Officer.  Mr. Huggenberger also serves on the Board of Directors of Wellfount Corporation, a pharmacy services company, and previously served on the Board of Directors of IYIA Technologies, a healthcare company.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat lymphedema and chronic venous insufficiency. Our mission is to help people suffering from chronic diseases live better and care for themselves at home.  Our unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates, and clinical staff.  This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions.  Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com